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                                                                     EXHIBIT  11


EXHIBIT

COMPUTATION OF NET INCOME (LOSS) PER SHARE OF BENEFICIAL INTEREST

CLEVETRUST REALTY INVESTORS

PRIMARY NET INCOME (LOSS) PER SHARE (1)


                                                                                       Year Ended September 30,
                                                                         ---------------------------------------------------
                                                                             1998               1997                 1996
                                                                         -----------         -----------         -----------
                                                                            (in thousands, except shares and per share data)

Income (loss) before net gains on sales of real estate
  gains on sales of securities, and income taxes                         $       185         $      (420)        $    (2,060)
Net gains on sales of real estate                                              1,043              16,922                  40
Gains on sales of securities                                                       0                   0                 632
Federal and state income taxes                                                  (367)             (2,714)                  0
                                                                         -----------         -----------         -----------
                                                NET INCOME (LOSS)        $       861         $    13,788         $    (1,388)
                                                                         ===========         ===========         ===========

Weighted average number of Shares of Beneficial
    Interest outstanding                                                   5,136,616           5,138,247           5,186,099
                                                                         ===========         ===========         ===========

Primary net income (loss) per Share:
    Income (loss) before net gains on sales of real estate,
        gains on sales of securities, income taxes and                   $      0.04         $     (0.08)        $     (0.40)
    Net gains on sales of real estate                                           0.20                3.29                0.01
    Gains on sales of securities                                                0.00                0.00                0.12
    Federal and state income taxes                                             (0.07)              (0.53)               0.00
                                                                         -----------         -----------         -----------
                                      NET INCOME (LOSS) PER SHARE        $      0.17         $      2.68         $     (0.27)
                                                                         ===========         ===========         ===========

(1) Per share data is computed using the weighted average number of shares of Beneficial Interest outstanding.